Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 693-3743, msullivan@susser.com

DRG&L
Anne Pearson, Senior Vice President
FOR IMMEDIATE RELEASE		(210) 408-6321, apearson@drg-l.com

Susser Holdings Reports Strong Third Quarter 2012 Results

•	Same-store merchandise sales up 5.8%

•	Average retail fuel gallons per store up 6.6%

•	Retail net merchandise margin of 33.8%

•	15 new Stripes® stores opened year-to-date, 14 under construction
CORPUS CHRISTI, Texas, November 7, 2012 - Susser Holdings Corporation (NASDAQ: SUSS) today reported strong financial and operating results for the third quarter ended September 30, 2012. The results described below consolidate 100 percent of the results of Susser Petroleum Partners LP unless otherwise noted.
Same-store merchandise sales increased 5.8 percent, versus growth of 7.4 percent in the prior-year period. Average retail gallons sold per store increased 6.6 percent from a year ago, compared with growth of 5.6 percent in the third quarter of 2011.
Retail net merchandise margin was 33.8 percent, versus 33.6 percent a year earlier. Retail fuel margins before credit card expense averaged 20.1 cents per gallon, compared with 27.7 cents a gallon in the year-earlier period and slightly below the average of 21.7 cents per gallon for the previous five years' third quarter.
Adjusted EBITDA(1) was $41.3 million in the latest quarter, down 19.6 percent from a year ago, primarily reflecting lower retail fuel margins. Consolidated gross profit was $152.2 million, a decrease of less than one percent versus the third quarter of 2011.
Net income attributable to Susser Holdings, excluding one-time charges, was $10.5 million, or $0.49 per diluted share. The Company recorded a one-time non-cash deferred tax expense of $3.6 million relating to the contribution of $10.3 million of goodwill from Susser Holdings to Susser Petroleum Partners in connection with the IPO.
After deducting this one-time charge, net income attributable to Susser Holdings was $6.8 million, or $0.32 per diluted share, versus $18.5 million, or $1.06 per diluted share, a year ago. Net income attributable to the minority interest for the third quarter of 2012 totaled $287,000. This amount primarily reflects income accruing to holders of the 49.9 percent minority interest in Susser Petroleum Partners sold through an IPO that closed six days before the end of the quarter.
Consolidated revenues for the third quarter increased 10.9 percent year-over-year to $1.5 billion. The increase was driven by a 7.9 percent increase in retail fuel revenues, a 17.0 percent increase in wholesale fuel revenues sold to third parties and a 9.8 percent increase in merchandise sales. The higher fuel revenues were driven by increases in both retail and wholesale volumes sold, partly offset by slightly lower selling prices for retail motor fuel.
“Our team delivered another quarter of very solid growth in same store merchandise sales and in retail and wholesale gallons sold,” said Sam L. Susser, President and Chief Executive Officer. “These gains reflect the intensity and strong execution of our team members, the ongoing strengthening of the Texas economy and the contribution from the accelerated new store construction program.
“We continue to focus on delivering to our customers quality merchandise, delicious food through our Laredo Taco Company restaurants and convenient fueling facilities, all at a good value. We are investing in employee training, recruiting, startup and other staffing expenses associated with the significant number of stores that will open in the fourth quarter of 2012 and first quarter of 2013.
“We are very encouraged by numerous announcements of new industrial investments worth billions of dollars going into many of our markets - particularly along the Texas Gulf Coast - that are beginning to create new jobs and driving higher levels of disposable income for our customers.
“We are pleased with the success of our initial public offering of Susser Petroleum Partners in late September and believe the true value of our wholesale operation's stable cash flow and built-in growth potential is now starting to be understood by the investment community. We expect this new structure to provide us opportunities to accelerate growth and create long-term value for both SUSS and SUSP shareholders,” Susser said.
IPO of Susser Petroleum Partners LP Complete
Susser Petroleum Partners LP completed its previously announced initial public offering of 10,925,000 common units at $20.50 per common unit on September 25, and commenced operations on that date. The units began trading on the New York Stock Exchange under the symbol SUSP on September 20.
Net proceeds totaled approximately $206 million, after fees and offering expenses. The common units owned by the public represent a 49.9 percent limited partner interest in Susser Petroleum Partners. Susser Holdings owns the general partner of SUSP and retains a 50.1 percent limited partner interest.
The Company's consolidated results include $0.9 million of gross profit and $0.6 of net income from SUSP for its six days of operation in the third quarter, which is included within the wholesale segment results.
Financing Update
In connection with the IPO, SUSP entered into a $250 million revolving credit facility agreement with a syndicate of banks and also entered into a $180.7 million term loan and security agreement during the third quarter. A portion of the IPO proceeds were invested in short-term marketable securities, to pre-fund capital expenditures. At September 30, unused availability on the SUSP revolver was $237.2 million.

Additionally, Susser Holdings entered into a $12.5 million bank term loan facility, repaid $27.5 million of mortgage loans and reduced the borrowing limit on its revolving credit facility by $20 million to $100 million. At September 30, 2012, unused availability on the Susser revolver was $84.8 million.
At the end of September, the Company's consolidated balance of cash and marketable securities was $493.7 million, and its total consolidated debt outstanding was $616.5 million, for net debt less cash of $122.8 million. Susser Holdings' ratio of net debt to trailing 12-months Adjusted EBITDA dropped to 0.7 times, which reflects the lowest leverage in the Company's history.
During the third quarter, Susser Holdings invested $46.9 million in new store construction, land purchases and other capital expenditures.
New Convenience Store and Wholesale Dealer Update
Susser Holdings opened eight new large-format Stripes® convenience stores during the third quarter for a total of 15 new stores opened year-to-date. One retail store was converted to a dealer consignment location during the third quarter, bringing the total retail stores to 552 as of September 30. Two additional Stripes® stores have been converted to consignment locations at the beginning of the fourth quarter. Fourteen retail stores are under construction, of which 10 to 11 are currently expected to open during the fourth quarter. The Company expects to build 29 to 35 retail sites in 2013, and it continues to acquire additional properties for its land bank for future development.
The wholesale segment added 12 new wholesale dealer sites during the third quarter and discontinued seven for a total of 572 contracted branded dealer locations as of September 30. The Company expects to add a total of 32 to 37 new dealers during 2012, and to discontinue 21 to 25, for a net gain of seven to 16. In 2013, the Company expects to add 30 to 40 new wholesale branded dealers.
Third Quarter Financial and Operating Highlights
Merchandise - Merchandise sales totaled $256.4 million in the third quarter, an increase of $23.0 million, or 9.8 percent from a year ago. Approximately $13.4 million of the increase came from stores that have been operating a year or longer, with the balance from stores that were opened during the last four quarters. Same-store merchandise sales increased 5.8 percent, compared with growth of 7.4 percent a year ago. Beer, packaged drinks, cigarettes, snacks and candy drove most of the sales growth.
Net merchandise margin as a percentage of sales was 33.8 percent, versus 33.6 percent in the third quarter of 2011. Merchandise gross profit was $86.7 million, up 10.6 percent versus a year ago. Gross profit growth was led by strength in packaged drinks, food service, beer and snacks, partly offset by lower cigarette gross profit year over year.
Retail Fuel - Retail fuel volumes increased 9.4 percent compared with a year ago to 218.5 million gallons. Average gallons sold per store per week increased 6.6 percent year-over-year to approximately 30,900 gallons. Retail fuel revenues totaled $767.2 million, up 7.9 percent versus the prior-year period, reflecting the increased gallons sold, partly offset by a 5 cent-per-gallon reduction in the average selling price of fuel.
Retail fuel gross margin averaged 20.1 cents per gallon, compared with 27.7 cents per gallon a year ago. After deducting credit card expense, net fuel margin was 14.5 cents per gallon, versus a net 21.9 cents per gallon in the third quarter of last year. Retail fuel gross profit dipped 20.6 percent versus a year ago to $43.9 million, reflecting lower margins per gallon, partly offset by higher gallons sold.
Wholesale Fuel - Wholesale fuel volumes to third parties increased 15.3 percent from a year ago to 149.8 million gallons. Wholesale fuel revenues increased 17.0 percent from the prior-year quarter to $464.7 million. The revenue increase reflects the sizeable increase in volumes sold, along with a 4 cent-per-gallon increase in average wholesale fuel selling price.
Wholesale gross margin was 6.1 cents per gallon, compared with 6.5 cents in the third quarter of last year. Wholesale fuel gross profit increased by 13.9 percent from a year ago to $9.6 million.
Year-to-Date Financial and Operating Highlights
For the nine months ended September 30, 2012, Susser's same-store merchandise sales grew 6.8 percent. Revenues totaled $4.4 billion, up 13.4 percent versus the first three quarters of 2011, driven by increases in retail and wholesale fuel revenues and in merchandise sales. Merchandise sales totaled $735.6 million year-to-date, up 11.0 percent from a year ago. Merchandise margin was 33.8 percent, compared with 33.9 percent a year ago.
Retail fuel margin was 22.0 cents per gallon year-to-date, compared with 24.8 cents for the comparable period in 2011. After deducting credit card expense, net fuel margin was 16.5 cents per gallon, compared with 19.2 cents per gallon in the first nine months of 2011. Wholesale fuel margin was 6.1 cents per gallon, just slightly below the 6.2 cent per gallon margin from the prior-year end.
Adjusted EBITDA(1) year-to-date totaled $137.1 million, up 1.3 percent from the first nine months of 2011. Gross profit was $455.0 million, an increase of 6.3 percent over the first three quarters of 2011, reflecting higher volumes in motor fuel and merchandise. Net income attributable to Susser Holdings year-to-date was $36.1 million, or $1.70 per diluted share, versus net income of $42.2 million, or $2.42 per diluted share, for the first nine months of last year. Excluding the one-time deferred tax expense, net income for the nine months would have been $39.8 million, or $1.87 per diluted share.
2012 Guidance Update
The Company is revising certain of its previously issued 2012 full-year guidance metrics as follows:

	New FY 2012 Guidance	Previous FY 2012 Guidance	Year-to-Date 2012 Actual	FY 2011 Actual
Merchandise Same-Store Sales Growth	6%-7%	5.5%-7.5%	6.8%	6%
Merchandise Margin, Net of Shortages	Unchanged	33.50%-34.25%	33.8%	33.7%
Retail Average Per-Store Gallons Growth	5.0%-6.5%	4.5%-6.5%	6.8%	4.9%
Retail Fuel Margin (cents/gallon) (a)	19.0-21.0	18.0-21.0	22.0	23.2
Wholesale Fuel Margin - third-parties (cents/gallon) (b)	5.5-6.0	4.0-6.0	6.1	5.9
Rent Expense (million)	Unchanged	$45-$47	$35	$46
Depreciation, Amortization & Accretion Expense (million)	Unchanged	$50-$55	$38	$47
Interest Expense (million)	Unchanged	$40-$43	$31	$41
2012 New Retail Stores (c)	25-26	26-29	15	19
2013 New Retail Stores (c)	29-35	28-35
2012 New Wholesale Dealer Sites (c)	32-37	28-35	26	142
2013 New Wholesale Dealer Sites (c)	30-40
Gross Capital Spending (million) (d)	$165-$180	$150-$170	$114	$139
Net Capital Spending (million) (d)	$164-$179	$149-$169	$113	$122

(a)
We report retail fuel margin before deducting credit card costs, which were approximately 5.5 cents per gallon for fiscal year 2011 and 5.6 cents per gallon for the first three quarters of 2012. The Company has provided quarterly fuel margin history on its website. FY 2012 guidance for retail fuel margin assumes a reduction of three cents per gallon being charged by SUSP effective September 25, 2012.

(b)
Gross profit for the wholesale segment includes profit from sales by SUSP to our retail stores effective September 25, 2012, with a corresponding reduction to retail segment gross profit. However, the Company will continue to present the wholesale segment fuel margin cents per gallon as margin from third parties, and therefore this metric is not impacted by the new structure. Additionally, total consolidated gross profit is not changed by the new structure.

(c)	Numbers do not reflect existing retail or wholesale store closures, which are typically lower volume locations than new sites.

(d)
Gross capital spending includes acquisitions and purchase of intangible assets. Net capital spending is gross capital spending less proceeds from sale leaseback transactions and asset dispositions. The Company does not provide guidance on potential acquisitions. Net capital spending is not reduced for debt financing.

_______________________

(1)
Adjusted EBITDA is a non-GAAP financial measure of performance and liquidity that has limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities. Please refer to the discussion and tables under “Reconciliations of Non-GAAP Measures” later in this news release for a discussion of our use of Adjusted EBITDA and Adjusted EBITDAR, and a reconciliation to net income (loss) attributable to Susser Holdings Corporation and cash provided by (used in) operating activities for the periods presented.

Third Quarter Earnings Conference Call
Susser's management team will hold a conference call today at 10:00 a.m. ET (9:00 a.m. CT) to discuss third quarter results for both Susser Holdings Corporation and Susser Petroleum Partners LP. To participate in the call, dial 480-629-9771 10 minutes early and ask for the Susser conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Susser Holdings' web site at www.susser.com and Susser Petroleum Partners' web site at www.susserpetroleumpartners.com under Events and Presentations. A telephone replay will be available through November 14 by calling 303-590-3030 and using the pass code 4568290#.
Susser Holdings Corporation is a third-generation family led business based in Corpus Christi, Texas that operates approximately 550 convenience stores in Texas, New Mexico and Oklahoma under the Stripes® banner. Restaurant service is available in more than 340 of its stores, primarily under the proprietary Laredo Taco Company® brand. Susser Holdings also is majority owner and owns the general partner of Susser Petroleum Partners LP, which distributes over 1.4 billion gallons of motor fuel annually to Stripes® stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma and Louisiana.
Forward-Looking Statements
This news release contains "forward-looking statements" which may describe Susser's objectives, expected results of operations, targets, plans, strategies, costs, anticipated capital expenditures, potential acquisitions, new store openings and/or new dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competitive pressures from convenience stores, gasoline stations, other non-traditional retailers located in our markets and other wholesale fuel distributors; volatility in crude oil and wholesale petroleum costs; increasing consumer preferences for alternative motor fuels, or improvements in fuel efficiency; intense competition and fragmentation in the wholesale motor fuel distribution industry; the operation of our retail stores in close proximity to stores of our dealers; seasonal trends in the industries in which we operate; severe or unfavorable weather conditions; cross-border risks associated with the concentration of our stores in markets bordering Mexico; inability to build or acquire and successfully integrate new stores; our ability to comply with federal and state regulations including those related to environmental matters and the sale of alcohol and cigarettes and employment laws and health benefits; dangers inherent in storing and transporting motor fuel; pending or future consumer or other litigation; wholesale cost increases of tobacco products or future legislation or campaigns to discourage smoking; litigation or adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; dependence on two principal suppliers for merchandise and two principal suppliers for motor fuel; dependence on suppliers for credit terms; dependence on senior management and the ability to attract qualified employees; acts of war and terrorism; risks relating to our substantial indebtedness and dependence on our subsidiaries for cash flow generation; dependence on our information technology systems; changes in accounting standards, policies or estimates; impairment of goodwill or indefinite lived assets; and other unforeseen factors.

For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of the Company's annual report on Form 10-K for the year ended January 1, 2012 and subsequent quarterly filings. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Financial statements follow

Susser Holdings Corporation
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Nine Months Ended
	October 2, 2011	September 30, 2012	October 2, 2011	September 30, 2012
	(dollars in thousands, except share and per share amounts)
Revenues:
Merchandise sales	$233,464	$256,419	$662,922	$735,614
Motor fuel sales	1,108,404	1,231,873	3,199,947	3,647,937
Other income	11,646	12,524	36,166	38,159
Total revenues	1,353,514	1,500,816	3,899,035	4,421,710
Cost of sales:
Merchandise	155,073	169,738	438,426	486,846
Motor fuel	1,044,213	1,177,649	3,029,764	3,477,252
Other	813	1,215	2,781	2,652
Total cost of sales	1,200,099	1,348,602	3,470,971	3,966,750
Gross profit	153,415	152,214	428,064	454,960
Operating expenses:
Personnel	41,427	47,178	120,339	133,907
General and administrative	11,202	12,138	32,604	36,044
Other operating	38,976	41,189	108,567	117,269
Rent	11,492	11,579	34,181	34,668
Loss on disposal of assets and impairment charge	312	455	1,621	489
Depreciation, amortization and accretion	12,420	13,184	34,807	38,299
Total operating expenses	115,829	125,723	332,119	360,676
Income from operations	37,586	26,491	95,945	94,284
Other income (expense):
Interest expense, net	(10,332)	(10,653)	(30,391)	(31,080)
Other miscellaneous	(107)	(125)	(221)	(330)
Total other expense, net	(10,439)	(10,778)	(30,612)	(31,410)
Income before income taxes	27,147	15,713	65,333	62,874
Income tax expense	(8,629)	(8,579)	(23,171)	(26,449)
Net income	18,518	7,134	42,162	36,425
Less: Net income attributable to noncontrolling interest	2	287	4	289
Net income attributable to Susser Holdings Corporation	$18,516	$6,847	$42,158	$36,136
Net income per share attributable to Susser Holdings Corporation:
Basic	$1.09	$0.33	$2.47	$1.75
Diluted	$1.06	$0.32	$2.42	$1.70
Weighted average shares outstanding:
Basic	16,943,642	20,725,514	17,040,251	20,669,366
Diluted	17,463,284	21,343,040	17,439,690	21,240,363

Susser Holdings Corporation
Consolidated Balance Sheets

	January 1, 2012	September 30, 2012
		unaudited
	(in thousands except shares)
Assets
Current assets:
Cash and cash equivalents	$120,564	$313,053
Marketable securities	—	180,677
Accounts receivable, net of allowance for doubtful accounts of $647 at January 1, 2012, and $873 at September 30, 2012	75,275	127,545
Inventories, net	98,723	114,371
Other current assets	19,620	10,645
Total current assets	314,182	746,291
Property and equipment, net	474,243	550,295
Other assets:
Goodwill	244,398	244,398
Intangible assets, net	48,268	46,032
Other noncurrent assets	14,879	15,194
Total assets	$1,095,970	$1,602,210
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$143,088	$213,380
Accrued expenses and other current liabilities	49,564	56,244
Current maturities of long-term debt	1,492	36
Total current liabilities	194,144	269,660
Revolving line of credit	—	—
Long-term debt	449,837	616,465
Deferred gain, long-term portion	30,888	29,214
Deferred tax liability, long-term portion	68,216	85,946
Other noncurrent liabilities	17,950	17,443
Total liabilities	761,035	1,018,728
Commitments and contingencies:
Shareholders’ equity:
Susser Holdings Corporation shareholders’ equity:
Common stock, $.01 par value; 125,000,000 shares authorized; 21,374,451 issued and 20,814,800 outstanding as of January 1, 2012; 21,461,797 issued and 20,999,612 outstanding as of September 30, 2012	210	211
Additional paid-in capital	269,368	274,704
Treasury stock, common shares, at cost; 559,651 as of January 1, 2012; and 462,185 as of September 30, 2012	(9,629)	(8,873)
Retained earnings	74,199	110,333
Total Susser Holdings Corporation shareholders’ equity	334,148	376,375
Noncontrolling interest	787	207,107
Total shareholders’ equity	334,935	583,482
Total liabilities and shareholders’ equity	$1,095,970	$1,602,210

Key Operating Metrics
The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance:

	Three Months Ended		Nine Months Ended
	October 2, 2011	September 30, 2012	October 2, 2011	September 30, 2012
	(dollars and gallons in thousands, except motor fuel pricing and gross profit per gallon)
Revenue:
Merchandise sales	$233,464	$256,419	$662,922	$735,614
Motor fuel—retail	711,203	767,208	2,054,316	2,277,728
Motor fuel—wholesale	397,201	464,665	1,145,631	1,370,209
Other	11,646	12,524	36,166	38,159
Total revenue	$1,353,514	$1,500,816	$3,899,035	$4,421,710
Gross profit:
Merchandise	$78,391	$86,681	$224,496	$248,769
Motor fuel—retail segment	55,306	43,887	145,338	141,413
Motor fuel—wholesale segment	8,410	9,576	23,640	27,715
Other, including intercompany eliminations	11,308	12,070	34,590	37,063
Total gross profit	$153,415	$152,214	$428,064	$454,960
Adjusted EBITDA (3):
Retail	$46,006	$35,316	$121,384	$120,966
Wholesale	7,055	8,289	19,086	21,811
Other	(1,702)	(2,300)	(5,086)	(5,657)
Total Adjusted EBITDA	$51,359	$41,305	$135,384	$137,120
Retail merchandise margin	33.6%	33.8%	33.9%	33.8%
Merchandise same-store sales growth (1)	7.4%	5.8%	6.3%	6.8%
Average per retail store per week:
Merchandise sales	$33.7	$36.0	$32.1	$34.7
Motor fuel gallons	29.0	30.9	28.6	30.5
Motor fuel gallons sold:
Retail	199,650	218,507	585,490	641,905
Wholesale	129,950	149,828	379,027	444,974
Average retail price of motor fuel per gallon	$3.56	$3.51	$3.51	$3.55
Motor fuel gross profit cents per gallon (2):
Retail	27.7 ¢	20.1 ¢	24.8 ¢	22.0 ¢
Wholesale - third parties	6.5 ¢	6.1 ¢	6.2 ¢	6.1 ¢
Retail credit card cents per gallon	5.8 ¢	5.6 ¢	5.6 ¢	5.6 ¢

(1)	We include a store in the same store sales base in its thirteenth full month of our operation.

(2)
Effective September 25, 2012, the retail fuel margin will reflect a reduction of approximately three cents per gallon being charged to it by SUSP. Prior to this date, no gross profit mark-up was charges by the wholesale segment to the retail segment. The wholesale margin to third parties excludes the gallons and any resulting gross profit attributable to the retail segment.

(3)
We define EBITDA as net income (loss) attributable to Susser Holdings Corporation before net interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income (loss) that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to Adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of Adjusted EBITDA and Adjusted EBITDAR are also excluded in measuring our covenants under our revolving credit facility and the indenture governing our debt agreements and indentures. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not presented in accordance with GAAP.

We believe EBITDA, Adjusted EBITDA and Adjusted EBITDAR are useful to investors in evaluating our operating performance because:

•
they are used as performance and liquidity measures under our existing revolving credit facility and the indenture governing our notes, including for purposes of determining whether we have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends;

•	securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities;

•
they facilitate management’s ability to measure the operating performance of our business on a consistent basis by excluding the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•	they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, and for segment and individual site operating targets; and

•	they are used by our Board and management for determining certain management compensation targets and thresholds.
EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and Adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our existing revolving credit facility or existing notes;

•	they do not reflect payments made or future requirements for income taxes;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDAR do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR may not be comparable to similarly titled measures of other companies.
The following table presents a reconciliation of net income (loss) attributable to Susser Holdings Corporation to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended		Nine Months Ended
	October 2, 2011	September 30, 2012	October 2, 2011	September 30, 2012
	(in thousands)
Net income attributable to Susser Holdings Corporation	$18,516	$6,847	$42,158	$36,136
Depreciation, amortization and accretion	12,420	13,184	34,807	38,299
Interest expense, net	10,332	10,653	30,391	31,080
Income tax expense	8,629	8,579	23,171	26,449
EBITDA	49,897	39,263	130,527	131,964
Non-cash stock-based compensation	1,043	1,462	3,015	4,337
Loss on disposal of assets and impairment charge	312	455	1,621	489
Other miscellaneous expense	107	125	221	330
Adjusted EBITDA	51,359	41,305	135,384	137,120
Rent	11,492	11,579	34,181	34,668
Adjusted EBITDAR	$62,851	$52,884	$169,565	$171,788

The following table presents a reconciliation of net cash provided by operating activities to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Nine Months Ended
	October 2, 2011	September 30, 2012
	(in thousands)
Net cash provided by operating activities	$101,870	$115,211
Changes in operating assets & liabilities	(463)	(16,660)
Amortization of deferred financing fees/debt discount, net	(2,490)	(2,864)
Loss on disposal of assets and impairment charge	(1,621)	(489)
Non-cash stock-based compensation	(3,015)	(4,337)
Noncontrolling interest	(4)	(289)
Deferred income tax	(17,544)	(17,133)
Excess tax benefits from stock-based compensation	232	996
Interest expense, net	30,391	31,080
Income tax expense	23,171	26,449
EBITDA	130,527	131,964
Non-cash stock-based compensation	3,015	4,337
Loss on disposal of assets and impairment charge	1,621	489
Other miscellaneous	221	330
Adjusted EBITDA	135,384	137,120
Rent	34,181	34,668
Adjusted EBITDAR	$169,565	$171,788

Another key metric we use to measure our performance is “Fuel-Neutral Adjusted EBITDAR”. This metric reflects Adjusted EBITDAR assuming a consistent fuel margin in each period being compared, to eliminate variability in performance due to fluctuating fuel margins, which we believe we have limited ability to influence. Growth in Fuel-Neutral Adjusted EBITDAR is therefore achieved through increasing merchandise sales and margins, increasing fuel gallons sold and controlling expenses. This metric is currently used to determine one-half of our management bonus compensation and is the sole performance criteria for this year's grant of restricted stock units. As shown in the table below, our Fuel-Neutral Adjusted EBITDAR has grown in each of the last five annual periods, and grew by 11% for the twelve months ended September 30, 2012 compared to fiscal 2011.

	December 30, 2007		December 28, 2008	January 3, 2010		January 2, 2011	January 1, 2012	Twelve Months Ended September 30, 2012
	(in thousands, except cents per gallon)
Adjusted EBITDAR, Actual (1)	$84,126		$145,268	$129,147		$162,632	$212,742	$214,965
Adjustments:
CPG neutral adjustment - retail (2)	7,281		519	18,851		(3,239)	(32,107)	(12,489)
CPG neutral adjustment - wholesale (3)	(431)		(4,555)	6,623		2,387	(2,694)	(2,790)
Bonus & 401(k) match adjustment (4)	2,836		3,787	1,077		8,558	9,927	9,087
Fuel-Neutral Adjusted EBITDAR	$93,812		$145,019	$155,698		$170,338	$187,868	$208,773
Percent change from prior year			54%	7%		9%	10%	11%

CPG adjustment - retail fuel (2)	1.6	¢	0.1 ¢	2.6	¢	(0.4)¢	(4.1)¢	(1.5)¢
CPG adjustment - wholesale fuel (3)	(0.1	)¢	(0.9)¢	1.3	¢	0.5 ¢	(0.5)¢	(0.5)¢

(1)	Adjusted EBITDAR is defined and reconciled to net income (loss) attributable to Susser Holdings Corporation and cash provided by (used in) operating activities in the preceding tables.

(2)
The retail segment adjustment was derived by taking the difference between the five-year average margin per gallon after credit cards (which for the five year period 2007 - 2011 was 13.6 cents per gallon) and the actual margin per gallon after credit cards, and multiplying it by the actual retail gallons sold. The difference between the 5-year average and actual fuel margin is shown above. A positive adjustment indicates the actual margin was less than the 5-year average, while a negative adjustment indicates the actual margin was greater than the 5-year average.

(3)
The wholesale segment adjustment was derived by taking the difference between the five-year average third-party margin per gallon after credit cards (which for the five year period 2007 - 2011 was 5.4 cents per gallon) and the actual margin per gallon after credit cards, and multiplying it by the actual wholesale gallons sold to third parties.

(4)	Since our management bonus and discretionary 401(k) match are partly based on results including actual fuel margins, we also exclude these amounts to eliminate volatility related to fuel margins.